EXHIBIT 10.5
FIRST AMENDMENT TO THE
FRANKLIN ELECTRIC CO., INC.
NONEMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

WHEREAS, Franklin Electric Co., Inc. (the “Company”) maintains the Franklin Electric Co., Inc. Nonemployee Directors’ Deferred Compensation Plan (As Amended and Restated December 13, 2019) (the “Plan”); and

WHEREAS, the Board of Directors of the Company retains the authority to amend the Plan and now deems it appropriate to amend the Plan to provide for additional flexibility to change the time and form of distribution under the Plan and to make certain other revisions.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of December 18, 2020, as follows:

1. Section 6.1 of the Plan is amended by revising the heading to read as “Distribution”.
2. Section 6.1 of the Plan is further amended by adding a new Section 6.1(d) to read as follows:
(d) A Participant may modify his or her election as to the form or time of distribution of all or a portion of the Participant’s Account if (i) such election does not take effect until at least 12 months after the date on which the election is made, (ii) the first payment with respect to which such election is made is deferred for a period of not less than five years from the date on which such payment distribution would otherwise have been made or commenced, and (iii) any election related to a payment to be made at a specified date is made at least 12 months prior to the date of the first scheduled payment. For purposes of this Section 6.1(d), the installment form of distribution described in Sections 6.1(b) and 6.1(c) shall be considered a single payment.

IN WITNESS WHEREOF, this First Amendment has been duly executed as of this 18th day of December, 2020.

FRANKLIN ELECTRIC CO., INC.

/s/ Jonathan M. Grandon
Jonathan M. Grandon
Secretary and General Counsel